Exhibit 10.9

CONSULTANT AGREEMENT

This Consultant Agreement (“Agreement”) is made and effective Feb. 29, 2008 (“Effective Date”), by and between Jeremy Roll (“Consultant”) and BioDrain Medical, Inc., a Minnesota corporation (the “Company”).

Now, therefore, Consultant and the Company agree as follows:

1. Services. The Company shall, and hereby does, grant Consultant the non-exclusive right to present, introduce and/or refer to the Company a limited number of qualified and “accredited” investors residing in the state of California and other jurisdictions expressly approved in writing by the Company (“Investors”) who may purchase shares of the Company’s common stock and warrants (“Common Stock”) that are being offered in a private offering (“Private Offering”) pursuant to Regulation D under Rule 506 of the Rules and Regulations promulgated by the Securities and Exchange Commission (“SEC”), The Company shall effect the sale and shall retain sole discretion in determining whether or not to enter into any transaction with any Investor and may accept or reject any subscription made by any Investor identified by Consultant hereunder. This Agreement shall be non-exclusive as to both the Company and Consultant.

2. Term. Consultant Shall provide services to the Company pursuant to this Agreement for a term commencing on the date of this Agreement and ending upon termination of the Company’s Private Offering or one year from the date hereof, whichever is earlier, or unless sooner terminated in accordance with the provisions of Section 5.

3. Compensation.

          3.1 The Company shall pay Consultant a referral fee in cash equal to ten percent (10%) of the gross proceeds received by the Company-from Investors introduced to the Company through Consultant’s direct efforts. Cash referral fees shall be paid upon receipt of invoice, provided that gross proceeds have cleared into good funds deposited in the designated bank account of the Company. Consultant may elect to receive all or part of the cash referral fee in the form of the Company’s restricted Common Stock based upon the Fair Market Value of the Common Stock on the date such referral fees shall become due and payable.

          3.2. The Company shall also issue Consultant a warrant to purchase restricted Common Stock of the Company, at an exercise price of $0.35 per share, equal to ten percent (10%) of the gross proceeds received by the Company from Investors introduced to the Company through Consultant’s direct efforts, based upon the Fair Market Value of the Common Stock on the date any referral fees shall become due and payable.

          3.3. The compensation described in paragraphs 3.1 and 3.2 (above) shall reflect only compensation for the sale of shares pursuant Company’s Private Offering and shall not apply to any other type of financing transaction contemplated by the Company, Consultant shall bear all of Consultant’s own expenses incurred in the performance of this Agreement. The Company shall incur the expense of mailing investment information to Investors.

          3.4 “FAIR MARKET VALUE” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

                    (a) such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading;

                    (b) If such Common Stock is quoted on the NASDAQ National Market or the NASDAQ Capital Market, its closing price on the NASDAQ National Market or the NASDAQ Capital Market, respectively, on the date of determination;

                    (c) if such Common Stock is not listed on a national securities exchange or quoted on the NASADQ National Market or the NASDAQ Capital Market, but is traded in the over-the-counter market, the average of the bid and ask prices for a share of Common Stock on the most recent date on which the Common Stock was publicly traded;

                    (d) if none of the foregoing is applicable, by the Company’s Board of Directors in good faith.

4. Confidential Information. Consultant shall not, without the prior written consent of the Company, disclose to anyone any Confidential Information. “Confidential Information” for the purposes of this Agreement shall include the Company’s proprietary and confidential information such as, but not limited to, customer lists, business plans, marketing plans, financial information, designs, drawing, specifications, models, software, source codes and object codes. Confidential Information shall not include any information that: (A) Is disclosed by the Company without restriction, (B) Becomes publicly available through no act of Consultant, or (C) Is rightfully received by Consultant from a third party.

5. Termination. This Agreement may be terminated by either party at any time for any reason, by providing the other party with written notification of such termination. Termination shall become effective upon the later of the date of actual receipt of such notice or five (5) calendar days after deposit of such notice in the U.S. mail, first class postage prepaid, addressed to the other party, The date of deposit in the U.S. mail shall be determined by the postmark or cancellation date. The referral fee payment obligations of the Company shall survive for a period of one (1) year following termination of this Agreement with regard to any Investors referred by Consultant, notwithstanding the termination of this Agreement by either party for any reason.

6. Independent Contractor. Consultant is and throughout this Agreement shall be an independent contractor and not an employee, partner or agent of the Company. Consultant shall not be entitled to not receive any benefit normally provided to the Company’s employees such as, but not limited to, vacation payment, retirement, health care or sick pay. The Company shall not be responsible for withholding income or other taxes from the payments made to Consultant. Consultant shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Consultant pursuant to this Agreement.

7. Consultant’s Representations. The Consultant represents warrants and covenants to the Company that each of the following are true and complete as of the Effective Date:

                    7.1 Accredited Investor. Consultant is an “accredited investor” as that term is defined in Securities and Exchange Commission Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Act”).

                    7.2 Investment Experience. Consultant hereby acknowledges and represents that (i) Consultant has prior investment experience, including in non-listed and unregistered securities, or that Consultant has employed the services of an investment advisor, attorney and/or accountant to read all of the documents furnished or made available by the Company to Consultant to evaluate the merits and risks of such an investment on Consultant’s behalf; (ii) Consultant recognizes the highly speculative nature of an investment in the Common Stock: and (iii) Consultant is able to bear the economic risk and illiquidity which Consultant assumes by investing in the Common Stock.

                    7.3 Qualified Investor. Consultant has a preexisting personal or business relationship with the Company, or by reason of Consultant’s business or financial experience or the business or financial experience of Consultant’s professional advisors who are unaffiliated with and who are not compensated by the Company, directly or indirectly could be reasonably assumed to have the capacity to evaluate the merits and risks of an investment in the Company and to protect Consultant’s own interests in connection with such an investment.

                    7.4 Access to Data. Consultant hereby represents that Consultant (i) has been furnished by the Company during the course of this transaction with all the information regarding the Company which Consultant has requested or desired to know; (ii) has been afforded the opportunity to ask questions of and receive answers from duty authorized officers or other representatives of the Company concerning the terms and conditions of the Common Stock; (iii) has been furnished by the Company with any of the Company SEC Reports which Consultant has requested, and (iv) has received any additional information which Consultant has requested.

                    7.5 Investment Intent. Consultant is acquiring the Common Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Consultant understands that the Common Stock to be purchased has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Consultant’s representations as expressed herein.

                    7.6 Rule 144. Consultant acknowledges that the Common Stock must be held for a period of at least two years unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Consultant is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares after a period of one year subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three month period not exceeding specified limitations. The Company agrees to include the Consultant’s Common Stock in any registration statement filed by the Company (other than registration statements in connection with service providers under Form S-8 and acquisitions under Form S-4).

                    7.7 Authorization. This Agreement, when executed and delivered by Consultant, will constitute a valid and legally binding obligation of Consultant, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

                    7.8 No Consent. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Consultant is required in connection with the valid execution and delivery of this Agreement.

                    7.9 Tax Liability. Consultant has reviewed with his own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such tax consequences, Consultant relies solely on such advisors and not on any statements or representations of the Company or any of its agents. Consultant understands and agrees that he (and not the Company) shall be responsible for any tax consequence to Consultant that may arise as a result of this investment or the transactions contemplated by this Agreement.

                    7.10 High Risk. Consultant realizes that an investment in the Common Stock involves a high degree of risk. Consultant is able to bear the risk of the investment, to hold the Common Stock for an indefinite period of time and to suffer a complete loss of Consultant’s investment.

                    7.11 Legends. Each certificate or instrument representing the Common Stock will be endorsed with the following or similar legends:

(i) “These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be sold or otherwise transferred or disposed of except pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or an opinion of counsel satisfactory to counsel to the issuer that an exemption from registration under the Securities Act and any applicable state securities laws is available.”

(ii) Any other legends required by applicable state blue sky laws. The Company need not register a transfer of any Common Stock, and may also instruct its transfer agent not to register the transfer of such Common Stock, unless the conditions specified in this Agreement are satisfied.

                    7.12. Consultant is not a broker-dealer. Limitation on Consultant activities. Consultant has fully disclosed to the Company that it is not a broker-dealer and does not have or hold a license to act as such. None of the activities of Consultant are intended to provide the services of a broker-dealer to the Company.

8. Expenses. Unless otherwise agreed to by the Company in advance, Consultant shall be solely responsible for procuring, paying for and maintaining any computer equipment, software, paper, tools or supplies necessary or appropriate for the performance of Consultant’s services hereunder.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

10. Headings. The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

11. Entire Agreement. This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Agreement may be amended, supplemented or changed only by an agreement in writing signed by both of the parties.

12. Notices. Any notice required to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by recognized overnight courier service, at the address shown below, or at such other address or addresses as either party shall designate to the other in accordance with this Section 12.

13. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, shall remain in full force and effect as if such invalid or unenforceable term had never been included.

14. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

CONSULTANT	BIODRAIN MEDICAL, INC.

Jeremy Roll	By: Kevin Davidson
Title: Chief Executive Officer

11870 Santa Monica Boulevard	BioDrain Medical, Inc.
Suite 160-500	699 Minnetonka Highlands Lane
Los Angeles, CA 90025	Orono, Minnesota 55356-9728
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